Exhibit 10.1

AMENDMENT NO. 2 TO SUPPLY AGREEMENT

This Amendment No. 2 to Supply Agreement is dated as of April 15, 2005. Reference is made to the Supply Agreement dated as of July 2, 2004 between MOD-PAC CORP ("Seller"), a New York corporation with a principal place of business at 1801 Elmwood Avenue, Buffalo, NY 14207, USA and VISTAPRINT LIMITED ("Buyer"), a Bermuda corporation with a registered office at Canon's Court, 22 Victoria Street, Hamilton, HM 12 Bermuda (the "2004 Supply Agreement"). Capitalized terms not otherwise defined in this letter agreement shall have the meanings ascribed to them in the 2004 Supply Agreement.

Buyer and Seller hereby agree to amend the 2004 Supply Agreement as follows:

  Notwithstanding the exclusivity provisions of the 2004 Supply Agreement, including specifically and without limitation the Recital and Sections 1.2 and 1.3 of the 2004 Supply Agreement, Seller agrees that commencing April 15, 2005, Buyer shall be permitted to manufacture, at its Windsor, Ontario, Canada production facility ("Windsor") only, Printed Products destined, directly or indirectly, for customers of Buyer located in the Territory..
  With respect to any Printed Products manufactured by Buyer at Windsor, Buyer shall remit to Seller a fee for each unit shipped by Buyer calculated in accordance with the methodology set forth on Annex 1 hereto. Within ten days after the end of each calendar month during the remainder of the term of the 2004 Supply Agreement, Seller shall provide a summary of all Printed Products manufactured at Windsor during the preceding month, its computation of the fee due to Seller hereunder and the accompanying fee. Buyer will make available, at Seller's request, reasonably detailed supporting justifications for the computations. Any dispute arising out of, or relating to, these provisions that cannot be resolved by the parties themselves shall be settled by arbitration according to the terms of Section 10.7 of the 2004 Supply Agreement and any amounts determined to be owed to Seller shall bear interest at the rate set forth in Section 4.4 thereof.
  Notwithstanding Section 1.5 of the 2004 Supply Agreement, the parties agree that the purchase and sale of Printed Products following the expiration of the 2004 Supply Agreement on August 30, 2005 shall be governed by the terms of the new Supply Agreement between Buyer and Seller concurrently entered into as of the date hereof.

Except as expressly modified herein, the 2004 Supply Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Supply Agreement as of the date set forth above.

SELLER: MOD-PAC CORP.	BUYER: VISTAPRINT LIMITED
By: /s/C. Anthony Rider	By: /s/Helen Ann Chisholm
Title: Chief Financial Officer	Title: Secretary
Dated: April 15, 2005	Dated: April 15, 2005

ANNEX 1

Matte BC	$ 1.84

Glossy BC	$ 1.83

Post Cards	$ 6.24

OSPC's	$ 12.48

Folders	$ 131.11

Brochures	$ 29.13

Data Sheets	$ 29.14

Letterhead	$ 58.27

RAL's	$ 0.47

Magnets	$ 0.40

Large Magnets	$ 0.14